Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

IVERIC bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration of Fee(2)
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(r)	15,352,500	$22.50	$345,431,250	0.00011020	$38,066.53
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$345,431,250		$38,066.53
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$38,066.53

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 2,002,500 additional shares of Common Stock.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Filing Fee Tables” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333- 260406) in accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended.